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CreditCards.com, Inc.
Incentive Bonus Plan—FY07

PLAN PURPOSE

        The Creditcards.com, Inc. Incentive Bonus (IB) Plan incentivizes participants to assist the company in achieving its financial goals.

PLAN PERIOD

        January 1, 2007, to December 31, 2007. Each plan year stands alone.

PLAN ELIGIBILITY

        Positions nominated for participation and their corresponding financial targets require the approval of the Chief Executive Officer.

        Any participant who has a percentage change in their plan target (including a reduction or removal from the Plan) with an effective date after the beginning of a fiscal quarter will have that change impact their IB calculation at the beginning of the next fiscal quarter.

Example

        Employee has a plan target increase of $100 with an effective date of 4/30/07. Plan calculations will not be affected until the quarter that begins 7/1/07.

PLAN COMPONENTS

        Company and Individual Performance Targets:

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  Quarterly and annual adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization as defined by the Company's loan agreement, referred to in this document as "adjusted EBITDA").

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  Quarterly and annual revenue growth

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  Individual performance goals (Smart Goals)

        A 40% weighting each will apply to adjusted EBITDA and revenue performance (80% total) and 20% will apply to individual performance goals (beginning with the second quarter)

QUARTERLY ACHIEVEMENT AND PAYOUTS

        A quarterly bonus payout may occur for the first 3 quarters, at the company's discretion, when the variance to target for revenue is -10.0% or better, when the variance to target for adjusted EBITDA is -10.0% or better and if an individual meets their performance goals. Each target achievement will be judged separately (i.e. all, none, or any combination of the three targets could be achieved). In addition, Q2 and Q3 IB calculations are subject to a year-to-date review. If year-to-date performance is less than 90% of year-to-date revenue or adjusted EBITDA plan, actual IB payments for those quarters may be adjusted downward to appropriately reflect the year-to-date performance.

        Potential quarterly payments will be calculated using Table 1: Plan Payment Calculation Matrix Fiscal Quarters 1 through 3. The maximum amount for a quarterly payment is capped at 25% of the participant's annual target. Quarterly bonus payments, if any, are generally made within 60 days after the end of the quarter.

QUARTERLY ACHIEVEMENT CALCULATION (example)

        The quarterly equivalent of a $2,000 annualized target is $500 ($2,000 × 25%). If Q1 company performance was -3.0% for revenue and -5.0% for adjusted EBITDA and the individual met their smart goals, the Q1 IB calculation would be as follows:

Revenue: $500*40%*85% = $170
Adjusted EBITDA: $500*40%*75% = $150
Smart Goal: $500*20%*100% = $100
Total Paid Q1 = $420

FINAL PLAN PAYMENT

        Once the company's annual financial results have been audited after the end of the fiscal year, the total expected bonus payout for the entire fiscal year is calculated (including any overachievement) based on fiscal year performance against the annual revenue target and the annual adjusted EBITDA target. This expected payout amount is compared to the actual cumulative IB payouts throughout the first three quarters of the fiscal year. If the actual year-to-date IB payout is less than the expected full year payout, plan participants will receive the difference as their final plan payment. If the actual year-to-date IB payout is greater than or equal to the expected full year plan payout, no more payments are made. The final calculation is based on the numbers in Table 1: Plan Payment Calculation Matrix, Fiscal Year 2007.

Example 1

        Participant has a $2,000 annualized IB target. Annual company performance resulted in attainment of revenue and adjusted EBITDA growth of 102% each and the individual met their smart goals all year long. In addition, the plan paid 100% of target in Q1 ($500), 100% of target in Q2 ($500), and 100% of target in Q3 ($500) for a total year-to-date payout of $1,500. The final plan payment calculation would be as follows:

Revenue: ($2,000*40%*110%)-(40%*$1500) = $280
Adjusted EBITDA: ($2,000*40%*110%)-(40%*$1500) = $280
Smart Goal: ($2,000*20%*110%)-(20%*$1500) = $140
Total Final Plan Payment = $700

Total Paid Fiscal Year 2007 = $1,500+$700= $2,200 or 110% of the $2,000 annual IB target

        Examples are included only for the purpose of illustrating quarterly and annual payments. Actual quarterly and annual performance to revenue and adjusted EBITDA Plan will vary and cannot be predicted or guaranteed. The IB plan is "at risk" compensation and the IB Plan includes the possibility that the IB Plan will pay zero.

OTHER PLAN PROVISIONS

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  To receive a final plan payment, an individual must be a participant in the Plan for all of Q4. Individuals removed from the Plan as of the beginning of fiscal Q4 or earlier are not eligible for a final plan payment (including any overachievement), if any.

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  Except as otherwise required by law, a participant whose employment terminates, voluntarily or involuntarily, prior to the calculation date of a bonus for either a quarterly award or a final plan payment may be ineligible to receive a payment for that plan quarter or the final plan payment at the discretion of the Company.

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  Only regular, full-time employees are eligible to participate in the Plan.

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  Participants in the IB Plan may not participate simultaneously in any other incentive plan unless otherwise notified in writing and with the approval of and the Chief Executive Officer.

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  No allowance will be made for factors beyond the control of plan participants that either adversely or favorably affects the plan's performance. There is no vested entitlement to any bonus. Plan participants are advised not to assume they will receive any payments under the Plan in advance of any such payment; target awards represent "pay-at-risk" and as such should not be prospectively relied on to meet financial commitments.

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  All company incentive plans require review and approval by the Chief Executive Officer. Incentive bonus plans and payment terms, including individual participation and eligibility for payment, may be changed at any time, retroactively or prospectively, with or without prior notice, at the discretion of the Chief Executive Officer. Bonus payments are made at the sole discretion of the Chief Executive Officer and the Audit Committee of the Company.

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CreditCards.com, Inc. Incentive Bonus Plan—FY07